Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	G. George Lu
508-624-4948

2020 CHINACAP ACQUIRCO, INC.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, November 21, 2007 – 2020 ChinaCap Acquirco, Inc. (AMEX: TTY.U) announced today that it consummated its initial public offering of 7,500,000 units on November 15, 2007. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $60,000,000. In addition, the Company consummated a private placement of 2,265,000 warrants at $1.00 per warrant to entities affiliated with its management team. The initial public offering and the private placement generated aggregate gross proceeds of $62,265,000. Morgan Joseph & Co. Inc. acted as the book running manager and GunnAllen Financial, Inc., Legend Merchant Group, and Maxim Group LLC acted as co-managers.

Of the proceeds received from the consummation of the initial public offering and the private placement of warrants, $59,405,685 (or approximately $7.92 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of November 15, 2007 reflecting receipt of the proceeds of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

2020 ChinaCap Acquirco, Inc. is a public acquisition company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that is either located in China, has its principal operations located in China, or would benefit from establishing operations in China.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, New York, New York 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.